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                                                                    Exhibit 10.5

                      PURCHASE AND SALE AGREEMENT (4-4-03)
                      ------------------------------------

     THIS PURCHASE AND SALE AGREEMENT ("Agreement"), effective as of the Effective Date (hereinafter defined), is made by and between TRINITY INDUSTRIES, INC. a Delaware corporation ("Seller"), and NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("Purchaser").

                                    RECITAL:

     Seller is the owner of the hereinafter described real property and improvements, and Seller desires to sell all of its right, title and interest in and to such real property and improvements, and Purchaser desires to purchase such real property and improvements, upon the terms and conditions set forth herein.

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser covenant and agree as follows:

     1.   The Property.

          1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell, transfer and convey, and Purchaser agrees to purchase and acquire, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

                1.1.1 Certain land containing approximately 39.993 acres, located in Harrison County, Texas, being described in EXHIBIT A attached hereto and by this reference made a part hereof, together with the industrial manufacturing/warehouse/office buildings, structures and other improvements (including cranes) situated thereon, located at U.S. Highway 59, Woodlawn, Texas 75694 (such land, together with such buildings, structures and improvements being sometimes hereinafter referred to as the "Plant");

                1.1.2 All owned rail spurs, easements, rights-of-way, tenements and appurtenances pertaining to the Plant; and

                1.1.3 All water wells and associated pumps, plumbing, and storage facilities and the like, pertaining to the Plant.

          1.2 Mineral Reservation. Notwithstanding the description of the Property in Section 1.1 above, Seller shall reserve all subsurface oil, minerals, natural gas, all surface-mined materials such as sand, gravel and aggregate, coal, and the like, or other similar materials of any nature (the "Mineral Reservation").

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          1.3   "As-is" Purchase.

                1.3.1 The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits annexed hereto, which alone fully and completely express their agreement.

                1.3.2 Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Materials (hereinafter described) delivered by Seller to Purchaser in connection with the transaction contemplated hereby, and the Materials are provided to Purchaser, and any reliance thereon by Purchaser shall be, at the sole risk of Purchaser.

                1.3.3 As Purchaser is being provided rights to conduct its own inspections of the Property as set forth in Section 3 hereof and to review the Materials, Purchaser acknowledges that it is relying on the results of its inspections and review of the Materials as to the suitability and condition of the Property for its purposes. Accordingly, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, INCLUDING ENVIRONMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF DOCUMENTS OR OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY, EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH HEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." SELLER AND PURCHASER AGREE THAT THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THE AGREEMENT OR, IF THE TRANSACTION CLOSES, SHALL SURVIVE THE CLOSING OF THIS AGREEMENT.

          1.4 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, on the Date of Closing title to the Property by special warranty deed (the "Deed"),

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     subject to the Permitted Exceptions, the Mineral Reservation and the
     Restricted Use, as hereinafter described.

     2.   Price and Payment.

          2.1 Purchase Price. The purchase price for the Property ("Purchase Price") shall be One Million Five Hundred Thousand Dollars ($1,500,000.00).

          2.2 Deposit. A deposit of One Hundred Fifty Thousand Dollars ($ 150,000.00) ("Initial Deposit") shall be paid by Purchaser to American Title Company (Charles Badgett), 6029 Beltline Road at Preston, Suite 250, Dallas, Texas 75240 ("Title Company"), on or before the third (3/rd/) business day following the full execution of this Agreement by the parties. The Initial Deposit shall be placed in an interest bearing account with a federally insured bank doing business and having an office in the State of Texas, in the name of the Title Company. On the day after the expiration of the Due Diligence Period (as hereinafter defined), if Purchaser has not terminated this Agreement, (a) the Initial Deposit shall be released by the Title Company to Seller, and (b) an additional deposit of One Hundred Fifty Thousand Dollars ($150,000.00) ("Additional Deposit") shall be deposited by Purchaser with the Title Company (the Additional Deposit and the Initial Deposit are together hereinafter referred to as the "Deposit"), and the Deposit shall, except as otherwise provided herein, be non-refundable. The Initial Deposit shall be held by Seller and the Additional Deposit shall be held by the Title Company in interest bearing accounts as aforesaid, and shall be credited against the Purchase Price at Closing. The Initial Deposit shall be retained by, and the Additional Deposit shall be paid to, Seller if this transaction shall not close, or otherwise paid to Purchaser as hereinafter provided. All interest earned on the Initial Deposit and the Additional Deposit shall be considered a part thereof. Included within the Initial Deposit is the sum of One Hundred Dollars ($100.00) which shall constitute the Independent Contract Consideration (herein so called) for Purchaser's rights to inspect the Property as hereinafter provided. Notwithstanding any provision contained herein to the contrary, in the event the Initial Deposit or the Deposit is to be returned to Purchaser under the provisions of this Agreement, the Independent Contract Consideration shall nevertheless be retained for the benefit of Seller.

          In addition to the Deposit, as hereinabove defined, Purchaser shall have the right to make the Financing Extension Deposit, as hereinafter provided in Section 2.5, and as provided therein, the Financing Extension Deposit shall, for purposes of this Agreement, be included within the definition of the Deposit.

          2.3 Payment. The Purchase Price, subject to adjustment for the prorations as provided in Section 8.5, below, shall be paid by Purchaser to Seller on or before 10:00 a.m., CST on the Date of Closing (hereinafter defined) by Purchaser causing the Title Company to wire immediately available funds to such bank account as Seller may designate. The Deposit, and all interest earned thereon, shall be credited against the Purchase Price.

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          2.4   Closing. Except as provided in Section 2.5 below, the purchase and sale contemplated by this Agreement shall be consummated at Closing ("Closing"), which shall take place at the offices of the Title Company or the Title Company's local title agent in Harrison County, Texas on a date and at a time to be mutually agreed upon by the parties, but in any event, on or before the thirtieth (30/th/) day after the expiration of the Due Diligence Period ("Date of Closing").

          2.5 Extended Closing Date. In the event Purchaser shall not have terminated this Agreement as provided in Section 3.3.2 or Section 3.6, but, as of the end of the Due Diligence Period, Purchaser has not obtained a financing commitment for a Business and Industry Government Loan (the "Financing Commitment"), then Purchaser shall have the right to extend the Date of Closing for an additional sixty (60) days (the "Financing Extension Period"), only for the purpose of obtaining the Financing Commitment, by providing written notice to Seller on or before the expiration of the Due Diligence Period and by depositing $150,000.00 with the Title Company (the "Financing Extension Deposit"). The Financing Extension Deposit shall be non-refundable, shall be in addition to the Initial Deposit and the Additional Deposit, and for purposes of this Agreement, shall be treated as, and disbursed as a part of, the Deposit. In the event Purchaser shall not have obtained the Financing Commitment by the end of the Financing Extension Period, Purchaser shall have the right to terminate this Agreement and its obligations hereunder by providing written notice to Seller of such termination on or before the expiration of the Financing Extension Period, whereupon the Deposit (including the Financing Extension Deposit), shall be paid to Seller; or, in the event that Purchaser fails to deliver such written notice to Seller terminating this Agreement, such failure shall be deemed to be an election of Purchaser to proceed to Closing and to purchase the Property pursuant to the terms and conditions herein contained, and, upon Closing, the Financing Extension Deposit shall be credited against the Purchase Price as a part of the Deposit.

     3. Due Diligence. Purchaser shall have a period ("Due Diligence Period"), commencing on the Effective Date and expiring at 5:00 p.m. on the day which is thirty (30) days thereafter, in which to review the Materials and conduct inspections of the Property, as described in this Section 3.

          3.1 Materials. Within ten (10) days from the Effective Date, Seller shall furnish to Purchaser, or make available for Purchaser to inspect and copy, any information and materials which Seller has in its possession or control (including the authorization of third-party releases thereof but at no expense to Seller), that relate to the Property, such as environmental reports, soil reports, building plans and service, maintenance and security contracts ("Materials"); provided, however, if Seller does not have any such Materials in its possession or control, Seller shall not be obligated to obtain them for Purchaser; and provided further that the Seller shall not be obligated to make available any information or materials that Seller deems proprietary or for internal use only.

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          3.2   Physical Inspections and Access.

                3.2.1 Seller agrees that, during the Due Diligence Period, Seller shall permit Purchaser's agents or representatives reasonable access to the Property for purposes of physical and environmental inspections of the Property, as permitted by Section 3.2.2, and review of the Materials to evaluate and analyze the feasibility of acquiring the Property for Purchaser's intended use thereof.

                3.2.2 Purchaser may implement, at its expense, a Phase I environmental site assessment and core sampling for geotechnical soil analysis, but no Phase II environmental site assessment, nor any surface or subsurface invasive or intrusive sampling shall be allowed during any inspection without the separate, prior and written consent of Seller, which consent may be withheld by Seller at Seller's sole and arbitrary discretion, with or without cause. The core sampling for geotechnical soil analysis shall be limited in scope to determining if the surface and subsurface condition of the ground is suitable for structures, foundations, pavements and overall site preparation and shall not involve any environmental hazard analysis, unless Seller's prior written consent has been obtained.

                In the event Purchaser desires to implement a Phase II environmental site assessment or other invasive or intrusive sampling, it shall submit its written request to Seller and shall submit a work and/or sampling and analysis plan specifically identifying, at a minimum, the area(s) and depths to be sampled, sample collection and management protocols, sample analytical methods and a schedule for work plan or sampling and analysis plan implementation and completion. Seller shall respond promptly to any such submission or request made by Purchaser.

                In the event Seller shall consent to a Phase II environmental site assessment or other invasive or intrusive sampling, Seller may, as a condition to granting its consent, participate in the selection of the auditor or inspector and the procedure to be followed, observe any such site assessment or sampling and terminate the same at any time in its sole discretion.

                3.2.3 Costs; Confidentiality. Purchaser shall make such inspections and tests provided for in this Section 3 in good faith and with due diligence and in compliance with all applicable laws. Seller shall cooperate with Purchaser in making such inspections and tests. Unless required otherwise under applicable laws or any court orders, Purchaser shall treat all information obtained by Purchaser pursuant to the terms of this Agreement as strictly confidential through the date of Closing; provided, however, that Purchaser may share such information with outside consultants, lenders, agents, and Purchaser's employees, and may disclose such information as required by law. Purchaser shall promptly pay for any and all costs associated with the inspection and tests conducted by Purchaser or its representatives on the Property or otherwise pursuant to this

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          Section and agrees to promptly discharge any liens that arise against the Property as a result of such inspections and tests.

                3.2.4 Purchaser agrees that, prior to undertaking any physical or environmental inspections of the Property, Purchaser or Purchaser's agents will obtain not less than One Million Dollars ($1,000,000.00) comprehensive general liability insurance with a contractual liability endorsement which insures Purchaser's indemnity obligations with respect thereto hereunder and which names Seller as an additional insured thereunder (a copy of which policy shall be provided by Purchaser to Seller prior to undertaking any inspections under Section 3.2). Such insurance coverage shall be maintained by Purchaser as long as this Agreement remains in force and effect. Purchaser agrees at its own expense promptly to restore the Property if any inspection or test requires or results in any damage to or alteration of its condition. Purchaser shall indemnify and hold Seller harmless from any claims, loss, injury, liability, damage or expense, including reasonable attorneys' fees and costs, arising out of (a) the exercise by Purchaser or its agents or representatives of the right of access under Section 3.2; and (b) any claims, suits, actions or liabilities incurred by Seller arising out of actual damages to the Property resulting from Purchaser's entry upon the Property (collectively, "Indemnity Obligations"). All agreements of, and indemnifications by Purchaser under Section 3.2 shall survive Closing or termination of this Agreement for any reason.

          3.3   Title and Survey.

                3.3.1 Within ten (10) days after the Effective Date, Seller shall cause the Title Company to deliver to Purchaser a commitment ("Title Commitment") to issue an Owner's Policy of Title Insurance ("Title Policy"), at Seller's expense, to Purchaser insuring the Property, together with copies of all items shown as exceptions to title therein. Within ten (10) days after the Effective Date, Seller shall furnish to Purchaser a copy of its existing survey of the Property (the "Survey"). Purchaser may obtain, at its expense, a re-certification or update of the Survey if required by the Title Company in order to modify the standard survey/boundary exception.

                3.3.2. Title to the Property shall be good and indefeasible, free and clear of all liens, encumbrances and other matters unacceptable to Purchaser, except the Permitted Exceptions. Title shall be insurable at standard rates with only the Permitted Exceptions. The Title Commitment includes a written preliminary title report, and if such title report shall disclose defects in title such that title does not comply with the provisions of this Section (hereinafter "Title Objection"), then Purchaser shall so notify Seller and the Title Company by written notice of its objections to title within ten (10) days of the date of receipt of the Title Commitment ("Objection Notice"). If the title report or Survey shall reveal a Title Objection and such Title Objection is one which Seller elects to remedy,

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          then Seller shall take such action as may be necessary, at Seller's expense, to correct such Title Objection within fifteen (15) days from Seller's receipt of the Objection Notice. If such Title Objection is corrected and remedied by Seller, then this Agreement shall continue in full force and effect in the same manner and for all intents and purposes as if such Title Objection had never existed. If Seller shall notify Purchaser in writing that it elects not to remedy a Title Objection ("Seller's Notice") or if the title report shall reveal a Title Objection that cannot be remedied within fifteen (15) days from Seller's receipt of the Objection Notice, then Purchaser, at Purchaser's election, shall, within ten (10) days of receipt of Seller's Notice, by written notice to Seller either (i) waive such uncured Title Objection, in which event the parties shall proceed with Closing under this Agreement in accordance with and subject to the terms and provisions hereof; or (ii) terminate this Agreement, in which event the Initial Deposit shall be promptly refunded to Purchaser, and thereupon all parties hereto shall be released from all further liability hereunder, at law and in equity, except for obligations that expressly survive termination of this Agreement. Notwithstanding the foregoing, if a Title Objection that Seller is willing to remedy cannot be remedied within fifteen (15) days of the Objection Notice, and Purchaser desires that such Title Objection be remedied, then, if Seller is willing to do so, Seller shall commence the remedy of such Title Objection and diligently pursue the same to completion prior to the end of the Due Diligence Period.

          3.4 Permitted Exceptions. Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following (collectively, "Permitted Exceptions"):

                3.4.1 All matters of title and survey not objected to in accordance with Section 3.3.2 above or objected to but not cured as of the expiration of the Due Diligence Period; and,

                3.4.2 The lien of non-delinquent real property taxes and assessments, but in all cases, prorated between the parties as of the date of Closing.

          3.5 Restricted Use. The conveyance of the Property shall be subject to (and the Deed shall so provide) the restriction that no portion of the Property shall be used by Purchaser, or any parent entity, merged or consolidated entity, affiliate, agent or assign of Purchaser, as a facility for (i) railcar repair, railcar re-manufacturing or the manufacture of railcars or railcar kits, or for the manufacture or repair of any railcar parts or components, (ii) the production of LPG tanks, storage vessels and industrial heads, highway guardrail or other highway safety products, (iii) the manufacture of ocean-going or river barges or the parts, components or assemblies thereof, (iv) the manufacture of structural towers, (v) the manufacture of castings and fittings (hot or cold forged), or (vi) the ready mix concrete and and/or aggregates business ("Restricted Use"). The Restricted Use shall run with the Property and be binding upon Purchaser and its successors and assigns.

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          3.6   Purchaser's Right to Terminate. In the event Purchaser has not terminated this Agreement as provided in Section 3.3.2, Purchaser shall have the right to terminate this Agreement and its obligations hereunder in the event it shall not be satisfied with the results of its reviews and inspections described in Section 3.1 and 3.2, or if a Title Objection has not been remedied as provided in the last sentence of Section 3.3.2, by providing written notice to Seller of such termination on or before the expiration of the Due Diligence Period. In the event that, by such date and time, Purchaser fails to deliver written notice to Seller terminating this Agreement, such failure shall be deemed to be an election of Purchaser to proceed to Closing and to purchase the Property pursuant to the terms and conditions herein contained, and the Deposit shall, except as otherwise provided herein, become non-refundable in the absence of default by Seller hereunder. If Purchaser timely terminates this Agreement pursuant to this
     Section 3.6, the Initial Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder. In the event Purchaser terminates this Agreement in accordance with the provisions of this Section 3.6, Purchaser shall deliver to Seller copies of all inspection and environmental reports produced for Purchaser during the Due Diligence Period.

          3.7 Seller's Right to Terminate. Notwithstanding Purchaser's failure to terminate this Agreement within the Due Diligence Period as provided in
     Section 3.6 above, if Seller has conducted its own Phase I environmental site assessment during the Due Diligence Period, Seller shall have the right to terminate this Agreement if Seller is not satisfied with the results of such assessment, by providing written notice to Purchaser of such termination on or before the expiration of the Due Diligence Period. If Seller shall terminate this Agreement pursuant to this Section 3.7, the Initial Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder.

          3.8   Post-Closing Covenants.

                3.8.1 In the event that, prior to Closing, Seller has undertaken, but not completed, certain clean-up activities at the Property, Purchaser shall grant Seller access to the Property for a reasonable period of time following the Closing for such purpose (the "Post Closing Period"). During the Post Closing Period, Seller shall use all reasonable efforts to avoid interference with Purchaser or its operations and shall provide notification to Purchaser at such time as Seller has completed such activities.

                3.8.2 Following the Closing, Purchaser shall undertake no Phase II environmental site assessment or other invasive or intrusive sampling of the Property unless required to do so by law or other legal mandate.

     4. Insurance. Prior to Closing, Seller shall maintain its existing casualty and liability insurance with respect to the Property.

     5.   Representations and Warranties.

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          5.1   By Seller. Seller represents and warrants to Purchaser as of the
     Effective Date:

                5.1.1 Seller is a corporation duly organized and validly existing under the laws of Delaware and duly qualified to conduct business and in good standing in the State of Texas.

                5.1.2 Seller is the fee simple owner of the Property and has the power to sell the Property and to engage in the transactions contemplated in this Agreement.

                5.1.3 The execution and performance of this Agreement has been duly authorized by Seller.

                5.1.4 Seller has received no notice of any condemnation or eminent domain proceedings pending or contemplated against the Property or any part thereof or interest therein.

                5.1.5 There are no leases; licenses, tenancies or other occupancy agreements of any nature or any kind affecting the Property or any part thereof.

          5.2 By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date that:

                5.2.1 Purchaser is a corporation duly organized and validly existing and in good standing in the State of Delaware and duly qualified to conduct business and in good standing in the State of Texas.

                5.2.2 Purchaser has the power to acquire and own the Property and to engage in the transactions contemplated in this Agreement.

                5.2.3 The execution and performance of this Agreement has been duly authorized by Purchaser.

          5.3. Commissions. Seller and Purchaser each represents to the other that, except for a commission payable by Seller to J.R. McDearman, LLC pursuant to separate agreement, it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representatives), employees), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. This mutual indemnity shall survive Closing and any termination of this Agreement for any reason.

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     6.   Notices. Any notice required or permitted to be given hereunder must be in writing and shall be deemed to be given when (a) hand delivered, or (b) one (1) business day after pickup by overnight express service, in either case addressed to the parties at their respective addresses set forth below:

          If to Seller:          2525 Stemmons Freeway
                                 Dallas, Texas 75207
                                 Attention: John Lee, Vice President
                                 Phone: (214)589-8618
                                 Facsimile: (214)589-2515
                                 E-Mail: john.lee@trin.net

          With a copy to:        Theis Rice, Vice President-Legal Affairs
                                 2525 Stemmons Freeway
                                 Dallas, Texas 75207
                                 Phone: (214)589-8170
                                 Facsimile: (214)589-8824
                                 E-Mail: theis.rice@trin.net

          and with a copy to:    Law Offices of Richard A. Fogel, PLLC
                                 2730 Stemmons Freeway, Suite 813
                                 Dallas, Texas 75207
                                 Attention: Richard A. Fogel, Esq.
                                 Phone: (214)267-9110
                                 Facsimile: (214)267-9115
                                 E-Mail: rfogel@airmail.net

          If to Purchaser:       14315 West Hardy Road
                                 Houston, Texas 77060
                                 Attention: Henry W. Sullivan, President and CEO
                                 Phone: (281)847-0029
                                 Facsimile: (281)847-1791
                                 E-mail: hsullivan@natk.com

          With a copy to:        14314 West Hardy Road
                                 Houston, Texas 77060
                                 Attention: Kevin C. Maddox
                                 Phone: (281)847-0029
                                 Facsimile: (281)847-1791
                                 E-mail: kmaddox@na1k.com

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 6 to the other party. Telephone and facsimile numbers and e-mail addresses are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

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     7.   Conditions to Closing. If Purchaser has not terminated this Agreement as provided in Section 3.6, then the parties shall proceed to Closing; provided, however, Purchaser's or Seller's obligation to close this transaction shall be subject to the condition that, prior to the Date of Closing, (a) Seller shall not have received notice from a governmental authority that a material portion of the Property shall be permanently taken under the power of eminent domain ("Condemnation Notice") or (b) a material portion of the Plant shall not have been damaged by casualty, and in either case, such taking or casualty damage shall render the Property unusable for Purchaser's intended use. In the event Seller shall have received a Condemnation Notice or the Plant shall have suffered a casualty, Seller shall furnish a copy of the Condemnation Notice or a notice concerning such casualty to Purchaser, and either party may furnish written notice to the other party of its election to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations; otherwise, this transaction shall close on the Date of Closing and Purchaser shall pay the full Purchase Price provided for in Section and Seller shall assign to Purchaser its rights to any award in connection with such taking or any insurance proceeds payable to Seller by reason of such casualty.

     Seller's obligation to close this transaction shall be subject to the condition that, on or prior to the Closing, the lender who issues the Financing Commitment to Purchaser and ultimately provides funding for this transaction shall have executed and delivered to Seller the Lender Acknowledgement in the form attached hereto as EXHIBIT B (the "Lender Acknowledgement"). Purchaser's failure to have obtained the Lender Acknowledgement and caused the same to be delivered to Seller as aforesaid, shall be a Purchaser default subject to the provisions of Section 9.1 hereof.

     8.   Closing and Escrow.

          8.1 Seller's Deliveries. Seller shall deliver at the Closing the following original documents, each executed and, if required, acknowledged:

                8.1.1 The Deed to the Property, subject to the Permitted Exceptions and the Restricted Use and the Mineral Reservation.

                8.1.2 Such documents as are reasonably required of Seller pursuant to the Title Commitment as a condition precedent to the issuance of the Title Policy pursuant to the terms thereof.

                8.1.3  A settlement statement.

          8.2 Purchaser's Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price as required by Section 2 hereof, and (ii) execute and deliver the following documents:

                8.2.1 Such documents as are required of Purchaser pursuant to the Title Commitment as a condition precedent to the issuance of the Title Policy pursuant to the terms thereof.

                8.2.2  A settlement statement.

                8.2.3  The Lender Acknowledgement.

          8.3 Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

          8.4 Insurance. Seller shall terminate its policies of insurance as of noon on the Date of Closing, at which point the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

          8.5.  Costs and Prorations.

                8.5.1 Purchaser's Costs. Purchaser will pay the following costs of closing this transaction upon the Closing:

                       (a) The fee due in connection with the recordation of the Deed;

                       (b) One-half (1/2) of all Closing fees and other charges of the Title Company due in connection with the closing of this transaction;

                       (c) Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any fees required to be paid upon the recordation of any deed of trust or other security agreement executed and recorded in connection with such financing;

                       (d) The portion of the premium for the Title Policy to modify any survey or boundary exception and to provide title insurance coverage to Purchaser's mortgagee;

                       (e)  The fees and disbursements of Purchaser's counsel;
                and

                       (f) The cost of any re-certification or update of the Survey.

                8.5.2 Seller's Costs. Seller will pay the following costs of closing this transaction upon the Closing:

                       (a)  The fees and disbursements of Seller's counsel;

                       (b)  The commission referred to in Section 5.3 above;

                       (c) One-half (1/2) of all Closing fees and other charges of the Title Company due in connection with the closing of this transaction;

                       (d)  The base premium for the Title Policy; and

                       (e) The cost and expense of removing any liens, encumbrances or other Title Objections which Seller has elected to cure.

                8.5.3 Expense Prorations. All sewer charges, utility charges, security fees and normally prorated operating expenses billed or paid as of the Date of Closing shall be prorated as of the Date of Closing and shall be adjusted against the Purchase Price due at Closing, provided that within sixty (60) days after Closing, Purchaser and Seller will make a further adjustment for such expenses or charges which may have accrued or been incurred prior to the Date of Closing, but not received or paid at that date.

                8.5.4 Tax Prorations. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Date of Closing. If
          Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year; provided that, if the taxes and special assessments payable during the preceding year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Notwithstanding the foregoing, Purchaser shall be responsible for any "rollback" or similar taxes assessed for periods prior to Closing due to a change in use or ownership of the Property after Closing.

                8.5.5 Utility Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of the Closing Date. Seller agrees to reasonably cooperate with Purchaser in transferring any utility company accounts with respect to the Property.

     9.   Default.

          9.1 Purchaser Default. If Purchaser shall fail or refuse to purchase the Property in violation of Purchaser's obligations hereunder for any reason (other than a default by Seller under this Agreement), or shall otherwise be in default in its obligations hereunder, and shall not have cured such default within ten (10) days after receipt of notice thereof from Seller, Seller shall have as its sole remedy the right to terminate this

     Agreement and the Deposit shall be paid to Seller by Purchaser as liquidated damages. Seller and Purchaser acknowledge and agree that, it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Purchaser's default hereunder; the Deposit and any interest accrued thereon constitutes a fair a reasonable amount to be received by Seller as agreed and liquidated damages for Purchaser's default under this Agreement, as well as a fair, reasonable and customary amount to be paid as liquidated damages to a seller in an arm's length transaction of the type contemplated by this Agreement upon a default by the purchaser thereunder; and receipt by Seller of the Deposit and interest accrued thereon upon Purchaser's default hereunder shall not constitute a penalty or a forfeiture.

          9.2 Seller Default. If Seller shall refuse or fail to convey the Property to Purchaser in violation of Seller's obligations hereunder for any reason other than a default by Purchaser under this Agreement, or shall otherwise be in default in its obligations hereunder, and shall not have cured such default within ten (10) days after receipt of notice thereof from Purchaser, Purchaser shall have as its sole and exclusive remedy hereunder the right to either: (a) terminate this Agreement and have the Deposit and interest accrued thereon returned; or (b) seek specific performance of this Agreement. In the event that Purchaser elects to seek specific performance under Section 9.2(b) above, Purchaser hereby agrees that: (i) Purchaser shall bring such action within ninety (90) days after the scheduled Date of Closing, or else such remedy shall be deemed waived; and (ii) in no event shall Seller be obligated to undertake any of the following (A) change the condition of the Property or restore the same after any fire or casualty; (B) expend any money (except as provided in Section 3.4 above) or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property except a title defect created by the act, or omission to act, by Seller from and after the full execution of this Agreement by the parties; (C) secure any permit, approval, or consent with respect to the Property or Seller's conveyance thereof; or (D) expend any money to repair, improve or alter the Property or any portion thereof. If Purchaser shall not institute an action for specific performance within ninety (90) days after the Date of Closing, time being of the essence, and Purchaser has not then elected to waive such default by Seller, Purchaser shall be deemed to have elected to exercise the remedy set forth in Section 9.2(a) above.

          9.3 Attorneys' Fees. Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party to enforce their respective rights under Section 9.1 and 9.2 above, the losing party shall pay the prevailing party's costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys' fees. The "prevailing party" shall be determined by the court hearing such matter.

     10.  Miscellaneous.
          -------------

          10.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alternation, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

          10.2 Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be effected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

          10.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas.

          10.4 Assignability. Purchaser shall not have the right, except upon the prior written consent of Seller, to assign or transfer any or all of Purchaser's rights, obligations and/or interests under this Agreement, nor shall any of Purchaser's rights, obligations and/or interests hereunder be assignable by operation of law or otherwise; provided that, as a condition to granting its consent, Seller may require that Purchaser remain liable for all of the obligations of Purchaser hereunder.

          10.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

          10.6 No Public Disclosure. All press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of both parties.

          10.7 Captions: Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or described the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to "Section" are to sections of this Agreement. The parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, and therefore, it is expressly agreed that in the case of any vagueness or ambiguity with regard to any provision of this Agreement, there shall be no presumption of construction against the drafter of such provision, but instead this Agreement shall be interpreted in accordance with a fair construction of the law.

          10.8 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

          10.9  Time of Essence. Time is of the essence in this Agreement.

          10.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

          10.11 Proper Execution. Purchaser shall have five (5) days from its receipt of the unsigned form of this Agreement from Seller to execute and forward this Agreement to Seller for its execution; otherwise, the form submitted by Seller shall be considered withdrawn and of no effect after such five (5) day period. The submission by Seller to Purchaser of this Agreement for execution by Purchaser and the actual execution thereof and delivery to Seller by Purchaser shall have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and this Agreement and the Initial Deposit shall have been received by the Title Company.

          10.12 Limitation of Liability. It is further hereby expressly agreed that in no event shall any officer, director, employee, agent or representative of Seller or Purchaser have any personal liability in connection with this Agreement or the transaction envisioned herein.

          10.13 Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

          10.14 Survival. It is agreed that all representations, statements, agreements, warranties and covenants of each party hereunder shall continue to bind the parties and survive Closing pursuant to this Agreement; PROVIDED, HOWEVER, such representations, statements, agreements, warranties and covenants shall expire automatically without further action of the parties on the first (1/st/) anniversary of Closing unless a specific claim in writing with respect to these matters shall have been made, or an action at law or in equity shall have been commenced or filed before such date.

          10.15 Business Days. If any date herein setforth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term "Legal Holiday" shall mean any local or federal holiday on which post offices are closed in Dallas, Texas.

          10.16 Surviving Obligations. The term "Surviving Obligations", as used herein shall mean, collectively, the Indemnity Obligations and any other obligations of the parties which expressly survive Closing or the termination of this Agreement for any reason.

          10.17 Effective Date. The "Effective Date" of this Agreement shall be the date of acknowledgment by the Title Company of receipt of this fully executed Agreement and the Initial Deposit

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, effective as of the Effective Date.

                                        SELLER:

                                        TRINITY INDUSTRIES, INC.


                                        By:    John Lee
                                           -------------------------------------
                                        Name:  John Lee
                                        Title: Vice President

                                        Date:
                                             -----------------------------------

                                        PURCHASER:

                                        NORTH AMERICAN TECHNOLOGIES GROUP, INC.


                                        By: /s/ Henry W. Sullivan
                                           -------------------------------------
                                        Name:  Henry W. Sullivan
                                        Title: President and CEO

                                        Date: 17 APR 03

                                 ACKNOWLEDGMENT

     The undersigned hereby acknowledges receipt of the fully executed Purchase and Sale Agreement and the Initial Deposit and agrees to hold, invest, and disburse the Initial Deposit, all pursuant to and in accordance with the terms and provisions of the said Agreement.

                                        AMERICAN TITLE COMPANY


                                        By:    Charles Badgett
                                           -------------------------------------
                                        Name:  Charles Badgett
                                        Title: Vice President

                                        Date:
                                             -----------------------------------

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                   [Attached]

                                   EXHIBIT A

                        Trinity Industries, Inc. Property
                                   U.S. Hwy. 59
                        6 miles north of Marshall, Texas

          All that certain lot, tract, or parcel of land situated in Harrison County, Texas, about 7 miles North of the Courthouse in the City of Marshall, being 39.993 acres of land, a part of the LEWIS WATKINS SURVEY, A-750, and being that same land called to contain 40 acres described in a deed from Marshall Industrial Foundation to Cooper Industries, Inc., recorded in Volume 1373, Page 783 of the Harrison County Deed Records, said 39.993 acres being more particularly described as follows:

          Beginning at a 1/2" iron rod set for corner for the Northeast corner of herein described tract, being on the West margin of the T & P Railroad right-of-way, at its point of intersection with the South line of the Townsite of Woodlawn, as shown by plat, recorded in Volume 1, page 351 of said Deed Records, said beginning corner being 840.01 feet Southerly from the intersection of U.S. Hwy. 59 with FM 1997, and being the Northeast corner of that certain called 55 acre tract of land described in a deed to J.C. Callaway, dated April 4, 1898 and recorded in Volume 40, Page 280 of said Deed Records;

          Thence South 11 deg 42'00" West, with the East line of said 55 acre tract and the West right-of-way line of said railroad, 2577.42 feet to a 1/2" iron rod set for corner at the Southeast corner of the herein described tract, same being the Northeast corner of that certain 53.84 acre tract described in a deed to Ty Mitchell, recorded in Volume 1374, Page 120 of said Deed Records, a fence corner bears North 78 deg 20'41" West - 0.51 feet;

          Thence North 78 deg 20'41" West, with the North line of said 53.84 acre tract, at 1240.34 feet pass a 1/2" iron rod set for reference on the Easterly side of Memory Lane, a county maintained road, and continuing in all, 1275.20 feet to a railroad spike set for corner in said road for the Southwest corner of the herein described tract, being the Northwest corner of said 53.84 acre tract and being on the Southeast line of that land owned by Taxie B. Davis, called to contain 165 acres and described in several deeds to E.B. Blalock, recorded in Volume 25, Page 294, Volume 36, Page 310, Volume 41, Page 31 of said Deed Records;

          Thence in a Northeasterly direction, generally along said Memory Lane, along the centerline of the "Old Marshall- Woodlawn Road", being the Northwest line of said called 55 acre tract, (1) North 29 deg 03'00" East 132.00 feet to a 1/2" iron rod set,

          (2) North-40 deg 56'00" East - 400.00 feet to a railroad spike set,
          (3) North 35 deg 30'00" East - 400.00 feet to a railroad spike set, and (4) North 36 deg 18'33" East - 1910.96 feet to a 1/2" iron rod set for corner for the Northwest corner of the herein described tract, being on the South line of said Townsite of Woodlawn;

          Thence South 78 deg 18'00" East, with the North line of said called 55 acre tract and said South line of said Townsite, 83.30 feet to the place of beginning and containing 39.993 acres of land, of which approximately 2.8 acres lies within the Memory Lane right-of-way.

     This conveyance is made and accepted subject to the following restrictive covenants, easemants and reservations of record in the office of the County Clerk of Harrison County, Texas, applicable to and/or affecting the property conveyed hereby, limited, however to, the following:

     A. Estate created by oil, gas and mineral lease granted to G. A. Ritnour in instrument dated March 15, 1945, recorded in Vol. 273, page 287, of the Deed Records of Harrison County, Texas, and all terms, conditions, and stipulations contained therein.

     B. All oil, gas and other minerals of every character in and under the herein described property, together with any and all rights of the owners of the mineral estate to execute leases and grant the lessee the rights of ingress and egrass for the use of the surface for exploration, capture, and handling of oil, gas and other minerals, as reserved by Charles M. Davis, et ux. and Barney Roy Goolsby, in instrument recorded in Vol. 666, pages 405 and 409, as amended in Vol. 843, page 173, Deed Records, Harrison County, Texas.

     C. Right of way to Marshall Electric Co. from J. C. Callaway in instrument dated June 1, 1915, recorded in Vol. 87, page 340, of the Deed Records of Harrison County, Texas.

     D. Right of way to Southwestern Bell Telephone Co. from J. C. Callaway in instrument dated Jan. 23, 1934, recorded in Vol. 19B, page 218, of the Deed Records of Harrison County, Texas.

     E. Right of way to Southwestern Bell Telephone Co. from Mrs. Alice
Callaway in instrument dated April 15, 1946, recorded, in Vol. 299, page 128, of the Deed Records of Harrison County, Texas.

                                    EXHIBIT B

                             LENDER ACKNOWLEDGEMENT

                                   [Attached]

                             LENDER ACKNOWLEDGEMENT
                             ----------------------

     The undersigned, as lender to North American Technologies Group, Inc. ("NATK"), hereby acknowledges that it has been advised that Trinity Industries, Inc. ("Trinity") sold approximately 39.993 acres, together with certain improvements, located in Harrison County, Texas, to NATK for $1.5 million cash on__________, 2003.

                                        LENDER:


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        Date:___________________________________

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
                 ----------------------------------------------

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "First Amendment"), dated as of the date of full execution hereof, is made by and between Trinity Industries, Inc. a Delaware corporation ("Seller"), and North American Technologies Group, Inc., a Delaware corporation ("Purchaser").

                                    RECITAL:

     Seller and Purchaser are parties to that certain Purchase and Sale Agreement of even date herewith (the "Agreement") and desire to amend the Agreement as hereinafter provided. The defined terms used in this First Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

     NOW, THEREFORE, in consideration of the terms and conditions set forth in the Agreement, as amended by this First Amendment, Seller and Purchaser covenant and agree as follows:

     1.   The Due Diligence Period shall be sixty (60) days, instead of thirty
(30) days, from the Effective Date. During the first thirty (30) days of the Due Diligence Period (the "Inspection Phase"), Purchaser shall complete its review of the Materials, conduct its physical inspections of the Property, and review the Title Commitment and Survey, all as provided in Sections 3.1, 3.2 and 3.3 of the Agreement. Purchaser's right to furnish the notice of termination, as provided in Section 3.6 of the Agreement, shall be applicable only during the Inspection Phase, and, if such notice of termination is not given by the end of the Inspection Phase, Purchaser shall be deemed to be satisfied with the results of such reviews and inspections.

     2. During the last thirty (30) days of the Due Diligence Period (the "Financing Phase"), Purchaser shall, if it has not previously obtained the Financing Commitment as a result of its application therefor made during the Inspection Phase, continue to diligently pursue obtaining the Financing Commitment. If the Financing Commitment has not been obtained by the end of the Financing Phase, then, subject to Purchaser's right to extend the Date of Closing as provided in Section 2.5 of the Agreement, Purchaser shall have the right to furnish the notice of termination, as provided in Section 3.6 of the Agreement, only on the basis that it has not, despite its diligent efforts, obtained the Financing Commitment. If such notice of termination is not given by the end of the Financing Phase, then Purchaser shall either proceed to Closing or exercise its right to extend the Date of Closing in accordance with the provisions of Section 2.5.

     3. The Financing Extension Period shall be forty-five (45) days instead of sixty (60) days.

     4. Except as amended by this First Amendment, all other terms of the Agreement shall continue to be applicable and in full force and effect as originally set forth in the Agreement.

     IN WITNESS WHEREOF, Purchaser and Seller have executed this First Amendment effective as of the date of full execution by the parties.

                                        TRINITY INDUSTRIES, INC.


                                        By:    John M. Lee
                                           -------------------------------------
                                        Name:  John M. Lee
                                        Title: Vice President

                                        NORTH AMERICAN TECHNOLOGIES GROUP, INC.


                                        By: /s/ Henry W. Sullivan
                                           -------------------------------------
                                        Name:  HENRY W. SULLIVAN
                                        Title: PRESIDENT